Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-277289 on Form S-3 and Registration Statement Nos. 333-286728, 333-270840, 333-232545, 333-177026, 333-169436 and 333-53774 on Form S-8 of our report dated February 14, 2025, (November 4, 2025 as to the effects of discontinued operations and the changes in presentation of cash flows and disaggregated revenues discussed in Note 1) relating to the consolidated financial statements of Global Payments Inc. and subsidiaries appearing in this Current Report on Form 8-K dated November 4, 2025.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 4, 2025